UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) —May 7, 2008

NUCRYST PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	000-51686 (Commission File Number)	Not Applicable (I.R.S. Employer Identification No.)

NUCRYST Pharmaceuticals Corp.
50 Audubon Road, Suite B
Wakefield, MA 01880
(Address of principal executive offices)
Registrant’s telephone number, including area code: (780) 992-5626
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
(Former name or former address, if changed since last report)

Item 5.02	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)	Appointment of Certain Officers
On May 7, 2008, NUCRYST Pharmaceuticals Corp. (the “Company”) announced the appointment of David B. Holtz as Vice President and Chief Financial Officer effective May 8, 2008. Mr. Holtz will be responsible for oversight of the Controller’s Group, Treasury, Risk Management and Information Technology and will be reporting to Mr. Thomas E. Gardner.
Before joining NUCRYST, Mr. Holtz served as financial management consultant for various start-up companies, including Virium Pharmaceuticals, Inc. Previously he worked in various managerial roles of increasing importance at Integra LifeSciences Holdings Corporation from October 1993 through December 2006, most recently as Senior Vice President Finance. While at Integra, Mr. Holtz oversaw Integra’s European operations to support the transition of acquisitions in Europe and managed all worldwide financial reporting and accounting functions. Prior to Integra, he worked for Coopers & Lybrand LLP and Cono Leasing Corporation. Mr. Holtz received a B.S. in Business Administration with an emphasis on finance from Susquehanna University and is a Certified Public Accountant.
(e)	Compensatory Arrangements of Certain Officers
Employment Agreement with Chief Financial Officer
On May 7, 2008, NUCRYST Pharmaceuticals Inc. (“NPI”) and Mr. Holtz have entered into an employment agreement (the “Employment Agreement”) to be effective May 8, 2008 under which Mr. Holtz will serve as Vice President and Chief Financial Officer of the Company and NUCRYST Pharmaceuticals Inc. Mr. Holtz will receive an annual base salary of $225,000 USD. Mr. Holtz will be eligible to receive an annual cash incentive award which will be determined based on the achievement of specific corporate objectives and will be equal to 20% of his annualized base salary at threshold level of achievement of corporate objectives and 40% of his annualized base salary at target level achievement of the objectives and a maximum possible annual award of 70% of his annualized base salary at stretch achievement level commencing in 2009. For the calendar year of 2008, in lieu of an annual cash incentive award Mr. Holtz will be paid a bonus of 40% of his base salary prorated from May 7, 2008 and will be payable at the same time as the Company pays out the 2008 annual incentive awards which shall be no later than 90 days following the end of the calendar year and shall be payable regardless of the satisfaction of corporate performance criteria and whether or not Mr. Holtz is employed by NPI as of the payout date.
Mr. Holtz has been granted a stock option to purchase 240,000 common shares of the Company pursuant to our 1998 Equity Incentive Plan, as amended. The stock options will vest (subject to accelerated vesting as provided in the Employment Agreement and outlined below) as to 1/3 of the shares on each of the first, second and third anniversaries of the date of the grant.
The Employment Agreement is for an initial one year term ending May 7, 2009 and shall be automatically extended for additional one year periods as of the end of each year in which the term would otherwise expire unless the Chief Executive Officer gives Mr. Holtz written notice of non-renewal not less than thirty (30) days before the scheduled expiration of the term. If NPI or the Company terminate Mr. Holtz’s employment without ”Cause” (as defined in the Employment Agreement”) or if we elect not to extend the Employment Agreement at the end of any one-year period, we are obligated to pay Mr. Holtz an amount equal to six month’s base salary, at the annualized rate in effect on the termination date, and any stock options then scheduled to vest prior to the first anniversary of the termination date will vest and remain exercisable for the lesser of one hundred and twenty (120) days following the termination date and the remainder of the stated term. If Mr. Holtz’s employment is terminated in connection with a “Change in Control” (as defined in the Employment Agreement), he is also entitled to a severance payment equal to one years’ annual base salary and any stock options then scheduled to vest prior to the second anniversary of the termination date will vest and remain exercisable for the lesser of one hundred and twenty (120) days following the termination date and the remainder of the stated term.
The summary of the Employment Agreement and Stock Option Award Agreement contained herein is qualified in its entirety by reference to the full text of the Employment Agreement and Stock Option Award Agreement which have been attached hereto as Exhibits 10.54 and 10.55 and incorporated by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

99.1	Press Release dated May 7, 2008 and titled “NUCRYST Appoints David B. Holtz as Vice President and Chief Financial Officer,”.

10.53	Employment Agreement between the Company and Mr. David B. Holtz dated May 7, 2008 to be effective May 8, 2008.

10.54	Stock Option Award Agreement between NUCRYST Pharmaceuticals Corp. and Mr. David B. Holtz dated May 8, 2008.
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nucryst Pharmaceuticals Corp.
By:	/s/ Carol L. Amelio
Carol L. Amelio
Vice President, General Counsel and Corporate Secretary

DATE: May 13, 2008